Exhibit 10.1

April 19, 2012

Kalyanaraman Srinivasan (Kal Raman)
11828, NE 41st lane,
Kirkland, WA 98033

Via E-mail

Dear Kal:

This revised offer letter supersedes the original offer letter dated April 13, 2012.

Groupon, Inc. (the “Company”) is excited to offer you a full-time position as Senior Vice President, Americas, reporting to Andrew Mason in Chicago, Illinois. The terms of the offer are detailed below. Please be aware that this offer is contingent upon all of the following:

•	your relocation to Chicago within one year of your start date;

•	your ability to provide appropriate proof of your identity and eligibility to work in the United States;

•	your execution of the Company's Employee Innovations and Proprietary Rights Assignment Agreement (“EIPRAA”), a copy of which is enclosed; and

•	your returning a signed copy of this letter to the Company

•	the approval of the Compensation Committee of the terms and conditions of this offer.

Compensation

•
Base Salary. Your annualized base salary will be four hundred fifty thousand dollars ($450,000), less withholdings and deductions. Groupon utilizes a semi-monthly payroll (24 pay periods per year). The base salary will be subject to an annual review.

•
Annual Incentive Compensation.  You will be eligible to participate in the annual incentive compensation program for Groupon's senior executives in accordance with the provisions of such program, as amended from time to time. If no such program is established, you will be eligible for a discretionary performance bonus, as determined by the Compensation Committee of the Board of Directors.  For calendar year 2012, your target bonus will be 100% of your eligible base salary earned in 2012.

•
Signing Bonus/Relocation Expenses. You will receive a lump sum bonus of $400,000, $200,000 of which will be paid within 30 days of your start date and $200,000 which will be paid in the first payroll after your 6th month anniversary.

•
Restricted Stock Units. Contingent upon the satisfaction of all contingencies set forth above and upon approval of the Compensation Committee of the Board of Directors, you will be granted a Restricted Stock Unit Award (RSU) pursuant to the Company's 2011 Stock Plan for 600,000 units. The RSUs will vest as follows: 25% will vest on the first anniversary of your date of hire and 1/16th will vest in each of the subsequent twelve quarters, conditioned upon your continuous employment with Groupon as of each applicable vesting date. The awards will be subject to the terms of the 2011 Incentive Plan and a Notice of Grant and Grant Agreement that you will be required to sign as a condition of receiving the awards.

•
Groupon will provide corporate housing for six (6) months from your date of hire. Groupon will endeavor to accommodate your request that the location be within reasonable walking distance to the office as well as to contain a gym. Groupon will also reimburse you for economy air travel between Chicago and Seattle as necessary.

•
Groupon will arrange and cover the expenses associated with the transportation of your household goods from the Seattle to Chicago; to include packing, shipping, insurance, up to two months storage, and unpacking services.

•	Groupon reserves the right to modify the terms of your compensation in the future.

Benefits

•
Regular full-time employees are eligible for medical, dental, vision, short term disability, long term disability, life insurance, flexible spending coverage, time off benefits and Groupon's 401(k) plan on the 1st of the month following the date of hire. Participation in any benefit program is subject at all times to the terms of any applicable plan or policy.

•	Groupon reserves the right to modify, change, or cease these benefits or begin new benefits in the future.

Rights upon Termination

•
If your employment with Groupon is terminated for Good Reason (as defined below), you will be entitled to your base salary, earned bonus, if paid on or before the date of termination, and benefits through the date of termination. In addition, provided that you sign a customary form of full general release prepared by or reasonably acceptable to Groupon, releasing all claims, known or unknown, that you may have against Groupon or its officers, directors, employees and affiliated companies, arising out of or in any way related to your employment or termination of employment with Groupon and such release has become effective in accordance with its terms before the sixtieth (60th) day following the date of your termination of employment for Good Reason, and for so long as you continue to comply with your obligations under the enclosed EIPRAA, you will be entitled to receive the following “Severance Benefits”:

1)
subject to compliance with Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder, continued payment of your base salary (as in effect prior to any reduction constituting Good Reason), less applicable withholdings, in accordance with Groupon's normal payroll procedures for a period of six (6) months following your termination of employment, which payments shall begin on the first regular payroll date occurring on or after the sixtieth (60th) day following the employment termination date, and the initial payment shall include that portion of the payments that would otherwise have been payable on Groupon's regular payroll dates occurring between the date of your termination of employment and such initial payment date; and

2)
if you elect to receive continued health care coverage pursuant to the provisions of COBRA, Groupon will reimburse you for the premiums paid by you to purchase COBRA health care continuation coverage for you and your covered dependents under any Company provided medical, dental, and/or vision plan in which you and your covered dependents participate, until the first to occur of the date on which you become eligible for health care coverage under another employer's plan(s) or the date six (6) months following your termination of employment for Good Reason from Groupon.

For purposes of this letter, a termination of your employment for “Good Reason” occurs if you terminate your employment for any of the following reasons: (i) there is a significant reduction in your base salary; (ii) there is a material reduction in your duties or responsibilities without your consent; (iii) Groupon requires you to relocate more than 50 miles from Groupon's Chicago, Illinois office location without your consent; or (iv) the intentional material breach by Groupon of any provision of this letter agreement where such breach continues or is not cured (if curable) for more than thirty (30) days after written notice from you to the Company specifying the nature of such breach. Your resignation from your employment with Groupon shall not be treated as for Good Reason unless you have provided written notice to Groupon of the existence of a condition constituting Good Reason within thirty (30) days following its initial occurrence, Groupon has failed to correct such condition within thirty (30) days following its receipt of such notice, and you terminate employment with Groupon within ninety (90) days following the initial occurrence of such condition.

In the event that a Change in Control (as defined in the Groupon, Inc. 2011 Incentive Plan) occurs within three (3) months following the date of a termination of your employment with Groupon for which a Termination for Good Reason (as defined above) applies or if the date of a termination of your employment with Groupon for which a Termination for Good Reason applies occurs within twelve (12) months following the date of a Change in Control, then, subject to your effective release of claims as described above and for so long as you continue to comply with the EIPRAA, you shall be entitled to immediate vesting in full and at once of the unvested portion of any RSUs granted to you pursuant to the Groupon, Inc. 2011 Incentive Plan, subject to compliance with Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder, in addition to the severance benefits described in paragraphs numbered 1 and 2 above.

At-Will Employment

At all times, your employment at the Company will be “at will,” which means either you or the Company may end the relationship at any time, for any reason or no reason at all and with or without notice. In addition, the Company reserves the right to modify your position, duties and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline. However, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. If you accept our offer, you represent and warrant that: (i) you are under no contractual commitments inconsistent with your obligations to the Company, and (ii) you will not bring to the Company's offices, or use or disclose, any confidential information belonging to any third party that the Company would not have the right to use without restriction. At all times, you will be subject to all of the Company's policies, procedures and practices, including those in any employee handbook. You also agree that while employed by the Company, you will not engage in any employment, business or activity that may conflict with your employment at the Company without our written consent nor will you assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any of its employees.

Start Date

The Start Date of your employment with the Company under the terms set forth in this offer letter will be mutually agreed between you and the Company and is expected to be within 30 days of the date of this offer letter. On that date, you will be required to provide us with proof of identity and authorization to work in the United States. Please refer to page 5 of http://www.uscis.gov/files/form/i-9.pdf for a complete list of eligible documentation.

Complete Agreement

This letter, including the enclosed EIPRAA, constitutes the entire agreement between you and the Company relating to this subject matter, and any representations that may have been made to you that are not contained in this letter are superseded by this offer, and the terms of this letter agreement can only be modified by a writing signed by you and a duly authorized representative of the Company. The employment terms set forth in this letter and your obligations under the EIPRAA will not be effective until all of the conditions set forth in this letter have been met and you commence employment in the United States.
To indicate your acceptance of the Company's offer on the terms and conditions set forth in this letter agreement, please sign and date in the space provided below and return it to me.

We hope your employment with the Company will prove mutually rewarding, and we look forward to having you join us. Thank you and Congratulations!

Sincerely,

/s/ Brian Schipper

Brian Schipper
Senior Vice President, Human Resources
Groupon, Inc.

*    *    *

I have read this letter agreement in its entirety, and agree to and accept the terms and conditions of employment stated above.

Dated:     May 7, 2012                /s/ Kal Raman
Kalyanaraman Srinivasan (Kal Raman)